Exhibit 99.2

Paul Strickland

Court-Appointed Receiver

120 State Ave NE, Ste. 1014

Olympia, WA 98501

gtiireceiver@gmail.com

receiver@gtii-us.com

Phone: 206-963-1094

MEMORANDUM

To:	Issuer Services
OTC Markets Group Inc.
Email: issuerservices@otcmarkets.com

From:	Paul Strickland, Receiver
GTII Receivership Estate
120 State Ave NE, Suite 1014
Olympia, WA 98501

Date:	April 17, 2026

Subject: Formal Notification of AURI, Inc.’s Failure to Disclose Outstanding Convertible Promissory Notes in Violation of OTC Markets Alternative Reporting Standard and Pink Basic Disclosure Guidelines

Dear Issuer Services Team,

I am writing in my capacity as Receiver for the GTII Receivership Estate to formally notify OTC Markets that AURI, Inc. (OTCMKTS: AURI) is in material violation of its disclosure obligations under the OTC Markets Alternative Reporting Standard and the Pink Basic Disclosure Guidelines.

Specifically, AURI has failed to disclose the existence of two outstanding Convertible Promissory Notes (the “AURI Notes”) originally issued to MSC Capital Advisors LLC and subsequently assigned to the GTII Receivership Estate on April 8, 2026. These notes are currently in default. The AURI Notes consist of:

Note 1: Issued October 18, 2024 – Principal $100,000

Note 2: Issued March 25, 2025 – Principal $25,000

These instruments contain variable conversion features with a 75% discount to market and have a current combined outstanding balance (principal + accrued interest) of approximately $103,515.96.

Despite the clear requirements under the Pink Basic Disclosure Guidelines to disclose all outstanding convertible promissory notes, convertible debentures, and similar instruments (including issuance date, principal amount, outstanding balance, maturity date, conversion terms, and current holder), AURI has failed to include any reference to these notes in its most recent Annual Report or Management Certification.

This omission constitutes a material failure to provide accurate and complete disclosure of the company’s capital structure and outstanding convertible debt obligations.

We respectfully request that OTC Markets:

1. Immediately investigate AURI’s compliance with its disclosure obligations.

2. Require AURI to promptly amend and supplement its disclosures to include full details of the AURI Notes.

3. Consider appropriate regulatory action if AURI fails to cure this deficiency in a timely manner.

We are prepared to provide copies of the original notes, the assignment agreement, and the Notice of Conversion dated April 8, 2026, upon request.

Thank you for your prompt attention to this matter. Please feel free to contact me directly if you require any additional information.

Sincerely,

Paul Strickland

Receiver, GTII Receivership Estate

120 State Ave NE, Suite 1014

Olympia, WA 98501